                            PRIMARY VOTING AGREEMENT


         THIS PRIMARY VOTING AGREEMENT, dated as of June 10, 2001 (this "Agreement"), is by and among Instituto Grifols, S.A., a corporation incorporated under the laws of Spain ("Grifols"), and certain stockholders of SeraCare, Inc., a Delaware corporation (the "Company"), whose names appear on
Schedule 1 hereto (individually, a "Stockholder", and collectively, the "Stockholders"). Terms which are capitalized but not defined in this Agreement shall have the meanings ascribed to such terms in the Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, by and among Grifols, SI Merger Corp. ("Sub") and the Company.

                                    RECITALS

         WHEREAS, immediately prior to the execution and delivery of this Agreement, Grifols, Sub and the Company are entering into the Merger Agreement, which provides for, upon the terms and subject to the conditions set forth therein, the merger of Sub with and into the Company (the "Merger");

         WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the number of Shares set forth opposite such Stockholder's name on Schedule 1 hereto (such Stockholder's "Owned Shares") which Shares constitute in the aggregate approximately twenty percent (20%) of the issued and outstanding Shares as of the date hereof;

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Grifols and the Stockholders are also entering into that certain Secondary Voting Agreement, dated as of the date hereof, setting forth certain covenants of the Stockholders with respect to certain additional Shares beneficially owned by the Stockholders (the "Secondary Voting Agreement");

         WHEREAS, as a condition to Grifols's willingness to enter into the Merger Agreement, Grifols has required that the Stockholders enter into this Agreement and the Secondary Voting Agreement; and

         WHEREAS, in order to induce Grifols to enter into the Merger Agreement, the Stockholders are willing to enter into this Agreement and the Secondary Voting Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Grifols and each of the Stockholders, severally and not jointly, hereby agree as follows:

                                    ARTICLE I

                         TRANSFER AND VOTING OF SHARES;
                       OTHER COVENANTS OF THE STOCKHOLDERS

         Section 1.1 VOTING OF SHARES. Each Stockholder agrees, at any meeting of the stockholders of the Company and at every adjournment or postponement thereof, however called, and in any action by consent of the stockholders of the Company (any such meeting or action by consent, a "Stockholders' Meeting"), that such Stockholder shall vote its Owned Shares (i) in favor of the approval and adoption of the Merger Agreement (as amended from time to time); (ii) in favor of any other matter reasonably determined to be necessary for consummation of the transactions contemplated by the Merger Agreement; (iii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (iv) against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage the Merger; and in connection with the foregoing to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including without limitation a Proxy or Proxies in favor of Grifols or its nominees to vote such Owned Shares directly solely with respect to the matters referred to in this Section 1.1. Except as set forth in this Agreement, each Stockholder may vote its Owned Shares on all other matters submitted for the vote or consent of such Stockholder.

         Section 1.2 NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement, each Stockholder shall not during the term of this Agreement (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Stockholder's Owned Shares or any interest therein, or create or permit to exist any Lien on such Owned Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Owned Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Owned Shares; (iv) deposit such Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Owned Shares; or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding anything in this Agreement to the contrary, each Stockholder may transfer all or any of such Stockholder's Owned Shares to any trust, partnership or similar vehicle formed for estate, tax or family planning purposes of which such Stockholder controls and directs the vote, provided that as a condition of such transfer, such Stockholder notifies Grifols and provides Grifols with documentation reasonably satisfactory to Grifols indicating that the transferee agrees to be bound by all of the provisions of this Agreement. Each Stockholder agrees that this Agreement and each Stockholder's obligations hereunder shall attach to Stockholder's Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors.

         SECTION 1.3 IRREVOCABLE PROXY; POWER OF ATTORNEY. Without limiting the generality of the foregoing, each of the Stockholders hereby irrevocably constitutes and appoints Grifols or its designees as its attorney and proxy in accordance with the DGCL, with full power of substitution and re-substitution, to vote such Stockholder's Owned Shares at any Stockholders' Meeting solely with respect to the matters referred to in Section
1.1 hereof. This proxy and power of attorney is irrevocable and coupled with an interest. Each Stockholder hereby revokes all other proxies and power of attorney with respect to its Owned Shares that it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be granted (and if granted, shall not be effective) by any Stockholder with respect thereto, other than for the sole purpose of voting Owned Shares as contemplated hereby. Each Stockholder hereby further agrees to execute the proxy in the form attached hereto as Exhibit A (the "Proxy").

         Section 1.4 STOP TRANSFER. Each Stockholder shall not request the Company to register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Owned Shares, unless such transfer is made in compliance with this Agreement and acknowledges that Grifols and the Company may notify the Company's transfer agent of the terms hereof.

         SECTION 1.5 ADDITIONAL COVENANTS. From and after the date hereof and continuing until the termination of this Agreement, each Stockholder shall not, nor shall it permit or authorize any of its officers, directors, employees, agents or representatives (collectively, the "Representatives") to, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Alternative Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably, be expected to lead to, any Alternative Proposal; (iii) enter into any agreement with respect to any Alternative Proposal or approve or resolve to approve any Alternative Proposal; or (iv) take any action which would make any representation or warranty of the Stockholder in this Agreement untrue or incorrect or prevent, burden or materially delay the consummation of the transactions contemplated by this Agreement. Upon execution of this Agreement, each Stockholder shall, and shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Each Stockholder will promptly notify Grifols of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder with respect to an Alternative Proposal, and each Stockholder will promptly communicate to Grifols the terms of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Grifols copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Nothing in this Section 1.5 shall be a limitation on any Stockholder or Representative thereof serving as a director of the Company or as an officer of the Company acting at the direction of the Board of Directors of the Company and in such capacity taking any action on behalf of the Company that the Company is permitted to take under the Merger Agreement.

                                   ARTICLE II

                                   DISCLOSURE

         SECTION 2.1 DISCLOSURE. Each Stockholder hereby authorizes Grifols and the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC in connection therewith) its identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder hereby represents and warrants to Grifols as follow:

         SECTION 3.1 DUE AUTHORIZATION, ETC. Each Stockholder has all requisite personal or corporate power and authority to execute, deliver and perform this Agreement, to appoint Grifols as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Grifols as Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by or on behalf of Stockholder and, assuming due authorization, execution and delivery of this Agreement by Grifols, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except (i) as may be limited by bankruptcy, reorganization, insolvency, and similar laws of general application relating to or affecting creditors' rights or the relief of debtors and (ii) that the remedy of specific performance and injunctive and other relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. There is no trustee, beneficiary or holder of a voting trust or other interest or other Person whose consent is required for the execution and delivery of this Agreement, the appointment of Grifols as its Proxy or the consummation by Stockholder of the transactions contemplated hereby.

         SECTION 3.2       NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

         (a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any trust agreement or other similar documents relating to any trust to which Stockholder or the Owned Shares are subject; (ii) conflict with or violate the articles of incorporation, by-laws or similar organizational documents to which Stockholder or the Owned Shares are subject; (iii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's properties are bound or affected; or (iv) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a Lien on any assets of such Stockholder, including, without limitation, Stockholder's Owned Shares, pursuant to any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which such Stockholder or any of Stockholder's assets are bound or affected, except in the cases of clauses (iii) or (iv) of this Section 3.2, for such conflicts, violations, breaches, defaults or creation of such other rights, that would not materially impair the ability of Stockholder to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement and the Proxy by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign.

         SECTION 3.3 TITLE TO SHARES. Stockholder is the sole record and beneficial owner of its Owned Shares and has the exclusive power to vote or direct the voting of its Owned Shares, free and clear of any Liens, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition or adverse claim of ownership of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement or the Merger Agreement. The Stockholder is not party to any agreement or understanding in respect of any transfer (as contemplated by clause (i) of Section 1.2 hereof) of its Owned Shares.

         SECTION 3.4 NO FINDER'S FEES. Except as disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or thereby based upon arrangements made by or on behalf of Stockholder. Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

         Section 3.5 ACKNOWLEDGEMENT OF RELIANCE. Each Stockholder understands and acknowledges that Grifols is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

                                   ARTICLE IV

                                  MISCELLANEOUS

         SECTION 4.1 TERMINATION. This Agreement shall terminate and be of no further force and effect (i) by the unanimous written consent of the parties hereto; (ii) automatically and without any required action by the parties hereto at the Effective Time; (iii) except for the transactions expressly contemplated by the Merger Agreement and the Voting Agreements, in the event that Grifols or any of its affiliates (as such term is defined in the Exchange Act) shall in any manner, directly or indirectly (A) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, (1) any acquisition of Common Stock or other voting securities of the Company; (2) any tender or exchange offer, merger or other business combination involving the Company; (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (4) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or other agreements to vote any shares of Common Stock or other voting securities of the Company; (B) form, join or in any way participate in a "group" (as defined in the Exchange
Act) or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (C) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in subsection (A) above; or (D) enter into any discussions or arrangements with any Third Party with respect to any of the foregoing; (iv) immediately following the consummation of a transaction in respect of an Alternative Proposal; (v) in the event that the Merger Agreement is terminated by (A) the Company and/or Grifols, as the case may be, pursuant to Section 10.1 or 10.2(c) of the Merger Agreement, (B) Grifols pursuant to Section 10.3(b) of the Merger Agreement, or (C) the Company pursuant to Section 10.4(a) of the Merger Agreement; or (vi) in the event clauses (i) through (v) of this Section
4.1 shall not apply, on the date nine (9) months following the date hereof. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to its termination.

         SECTION 4.2 FURTHER ASSURANCE. From time to time, at another party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         SECTION 4.3 NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(iii) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         SECTION 4.4 SPECIFIC PERFORMANCE. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Grifols for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that Grifols shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Grifols should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Grifols has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         SECTION 4.5 NOTICE. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 4.5 and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered to the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  If to Grifols:        Instituto Grifols, S.A.
                                   c/o Grupo Grifols, S.A.
                                   C/ de la Marina, 16-18
                                   Torre Mapfre, Pl. 27
                                   08005 Barcelona
                                   Spain
                                   Attention:  Victor Grifols
                                   Telecopy No.: 34 93 571 0267


             with a copy to:       Osborne Clarke Europe
                                   Avda. Diagonal, 477, Pl. 20
                                   08036 Barcelona
                                   Spain
                                   Attention:  Mr. Tomas Daga/Mr. Raimon Grifols
                                   Telecopy No.: 34 93 410 2513

                                   Proskauer Rose LLP
                                   1585 Broadway
                                   New York, New York  10036
                                   Attention:  Arnold J. Levine, Esq.
                                   Telecopy No.: (212) 969-2900

        (b)  If to a Stockholder:  c/o Pecks Management Partners Ltd.
                                   1 Rockefeller Plaza
                                   New York, New York 10020
                                   Attention:  Robert J. Cresci
                                   Telecopy No.: (212) 332-1334

             with a copy to:       Willkie Farr & Gallagher
                                   787 Seventh Avenue
                                   New York, New York 10019
                                   Attention: William Grant, Esq.
                                   Telecopy No.: (212) 728-8749

                                   O'Melveny & Myers LLP
                                   610 Newport Center Drive, Suite 1700
                                   Newport Bearch, California  92660
                                   Attention:  David A. Krinsky, Esq.
                                   Telecopy No.: (949) 823-6994

         Section 4.6 STOCKHOLDER CAPACITY. No person executing this Agreement makes any agreement or understanding herein in such Stockholder's capacity as a director or officer of the Company or any subsidiary of the Company. Each Stockholder signs solely in such Stockholder's capacity as the beneficial owner of such Stockholder's Owned Shares.

         SECTION 4.7 EXPENSES. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

         SECTION 4.8 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 4.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

         SECTION 4.10 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

         SECTION 4.11 ASSIGNMENT. Except as set forth in Section 1.2 hereof, this Agreement shall not be assigned by operation of law or otherwise.

         SECTION 4.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

         Section 4.13 CONSENT TO JURISDICTION. The parties hereto irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and the state courts of the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. To the fullest extent permitted by law, the parties hereto further agree that service of any process, summons, notice or document by U.S. certified or registered mail to such party's address for notices as set forth in Section 4.5 shall be effective service of process in any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the District of Delaware or the state courts of Delaware, and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum. The parties hereby irrevocably waive, to the fullest extent permitted by law, all rights to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

         SECTION 4.14 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 4.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                            [Signature Page Follows]

IN WITNESS WHEREOF, Grifols and the Stockholders have caused this Agreement to be executed as of the date first written above.



                                        INSTITUTO GRIFOLS, S.A.


                                        By: /s/ Victor Grifols
                                           -----------------------------
                                             Print name:
                                             Title:


                                        NAP & CO.


                                        By: /s/ Robert J. Cresci
                                            --------------------
                                             Print name:
                                             Title:


                                        FUELSHIP & CO.


                                        By: /s/ Robert J. Cresci
                                            --------------------
                                             Print name:
                                             Title:


                                        NORTHMAN & CO.


                                        By: /s/ Robert J. Cresci
                                            --------------------
                                             Print name:
                                             Title:


                                        HARE & CO.


                                        By: /s/ Robert J. Cresci
                                            --------------------
                                             Print name:
                                             Title:

                                                                      SCHEDULE 1


                                                     Number of Shares
              Stockholder                            Beneficially Owned
              -----------                            ------------------

              Nap & Co.                                   1,687,091

              Fuelship & Co.                                313,317

              Northman & Co.                                463,281

              Hare & Co.                                    214,234

                                                                       EXHIBIT A


                                IRREVOCABLE PROXY


         By its execution hereof, and in order to secure its obligations under the Primary Voting Agreement (the "Primary Agreement") of even date herewith among Instituto Grifols, S.A., a corporation incorporated under the laws of Spain ("Grifols"), and certain stockholders of SeraCare, Inc., a Delaware corporation (the "Company"), the undersigned (the "Stockholder") hereby irrevocably constitutes and appoints Grifols and its successors and assigns, with full power of substitution and resubstitution, from the date hereof until the termination of the Primary Agreement, as such Stockholder's true and lawful attorney and proxy (its "Proxy"), for and in such Stockholder's name, place and stead, to vote each of the Owned Shares of the Stockholder as such Stockholder's Proxy at every annual, special or adjourned meeting of Stockholders of the Company solely with respect to the matters referred to in Section 1.1 of the Primary Agreement, and to sign on behalf of such Stockholder (as a Stockholder of the Company) any ballot, proxy, consent, certificate or other document relating to the Company that law permits or requires solely with respect to the matters referred to in Section 1.1 of the Primary Agreement. It is understood and agreed that the Proxy named above may not exercise these voting rights on any other matter except as provided in Section 1.1 of the Primary Agreement. This Proxy is coupled with an interest and the Stockholder intends this Proxy to be irrevocable to the fullest extent permitted by law. Each Stockholder hereby revokes any proxy previously granted by such Stockholder with respect to such Stockholder's Owned Shares. Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Grifols, or its nominees, the power to carry out and give effect to the provisions of this Proxy. Capitalized terms used but not defined herein shall have the meanings set forth in the Primary Agreement. Notwithstanding anything herein to the contrary, this Proxy shall expire upon the termination of the Primary Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Irrevocable Proxy as of the 10th day of June, 2001.

                                        Entity (print name on line below):


                                        --------------------------------


                                        By:
                                            -----------------------------
                                                 Print name:
                                                 Title:
                                                 Number of Owned Shares: